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                                                                    EXHIBIT 11.1

                       TRANSACT TECHNOLOGIES INCORPORATED

                        Computation of Earnings Per Share
                                   (unaudited)


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
                                                       THREE MONTHS ENDED         NINE MONTHS ENDED
                                                          SEPTEMBER 30,             SEPTEMBER 30,
(In thousands, except per share data)                  2002         2001          2002        2001
                                                       ----         ----          ----        ----
Net loss                                             $  (709)     $  (162)     $  (549)     $(3,139)
Dividends and accretion on preferred stock               (90)         (90)        (269)        (269)
                                                     -------      -------      -------      -------
Net loss available to common
   shareholders                                      $  (799)     $  (252)     $  (818)     $(3,408)
                                                     =======      =======      =======      =======
Shares:
   Basic - Weighted average common shares
     outstanding                                       5,645        5,584        5,625        5,557
   Dilutive effect of outstanding options and
     warrants as determined by the treasury
     stock method                                       --           --           --           --
                                                     -------      -------      -------      -------
   Dilutive - Weighted average common and
     common equivalent shares outstanding              5,645        5,584        5,625        5,557
                                                     =======      =======      =======      =======
Net loss per common and common equivalent share:
     Basic                                           $ (0.14)     $ (0.05)     $ (0.15)     $ (0.61)
                                                     =======      =======      =======      =======
     Diluted                                         $ (0.14)     $ (0.05)     $ (0.15)     $ (0.61)
                                                     =======      =======      =======      =======
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